UNITED STATES
                 SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C.  20549
                 ___________________________
                      SCHEDULE 13D

                 Under the Securities Exchange Act of 1934
                      (Amendment No. 10) *

                      Graham Corporation
                      (Name of Issuer)

                 Common Stock, Par Value $.01
                 (Title of Class of Securities)

                        384556106
                      (CUSIP Number)

                 Arthur Goetchius (212) 755-9000
EGS Partners, L.P., 300 Park Avenue, 21st Floor, New York, New York 10022 (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)
                      October 25, 1995
     (Date of Event which Requires Filing of this Statement)
                 ______________________________

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box. [ ]

     Check the following box if a fee is being paid with the statement. [ ] (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

     Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 13D
CUSIP No. 384556106
______________________________________________________________________________
  1  Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person
     EGS Associates, L.P.
______________________________________________________________________________
  2  Check the Appropriate Box if a Member of a Group **     (a)   [ ]
                                                             (b)   [x]
______________________________________________________________________________
  3  SEC Use Only

______________________________________________________________________________
  4  Source of Funds **

______________________________________________________________________________
  5  Check Box if Disclosure of Legal Proceedings is
     Required Pursuant to Items 2(d) or 2(e)                       [ ]
______________________________________________________________________________
  6  Citizenship or Place of Organization
     Delaware
______________________________________________________________________________
Number of        7    Sole Voting Power
                      -0-
Shares           ________________________________________________________

Beneficially     8    Shared Voting Power
                      -0-
Owned By         _______________________________________________________

Each             9    Sole Dispositive Power
                      -0-
Reporting        _______________________________________________________

Person With      10   Shared Dispositive Power
                      -0-
_____________________________________________________________________________
 11  Aggregate Amount Beneficially Owned by Each Reporting Person
     -0-
_____________________________________________________________________________
 12  Check Box if the Aggregate Amount in Row (11)
     Excludes Certain Shares **                                    [ ]
_____________________________________________________________________________

 13  Percent of Class Represented by Amount in Row (11)
     0%
_____________________________________________________________________________
 14  Type of Reporting Person **
     PN
_____________________________________________________________________________
                 **  See Instructions Before Filling Out!

                                 13D
CUSIP No. 384556106
______________________________________________________________________________
  1  Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person
     EGS Partners, L.L.C.
______________________________________________________________________________
  2  Check the Appropriate Box if a Member of a Group **     (a)   [ ]
                                                             (b)   [x]
______________________________________________________________________________
  3  SEC Use Only

______________________________________________________________________________
  4  Source of Funds **

______________________________________________________________________________
  5  Check Box if Disclosure of Legal Proceedings is
     Required Pursuant to Items 2(d) or 2(e)                       [ ]
______________________________________________________________________________
  6  Citizenship or Place of Organization
     Delaware
______________________________________________________________________________
Number of        7    Sole Voting Power
                      -0-
Shares           ________________________________________________________

Beneficially     8    Shared Voting Power
                      -0-
Owned By         _______________________________________________________

Each             9    Sole Dispositive Power
                      -0-
Reporting        _______________________________________________________

Person With      10   Shared Dispositive Power
                      -0-
_____________________________________________________________________________
 11  Aggregate Amount Beneficially Owned by Each Reporting Person
     -0-
_____________________________________________________________________________
 12  Check Box if the Aggregate Amount in Row (11)
     Excludes Certain Shares **                                    [ ]
_____________________________________________________________________________

 13  Percent of Class Represented by Amount in Row (11)
     0%
_____________________________________________________________________________
 14  Type of Reporting Person **
     PN
_____________________________________________________________________________
                 **  See Instructions Before Filling Out!

                                 13D
CUSIP No. 384556106
______________________________________________________________________________
  1  Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person
     Bev Partners, L.P.
______________________________________________________________________________
  2  Check the Appropriate Box if a Member of a Group **     (a)   [ ]
                                                             (b)   [x]
______________________________________________________________________________
  3  SEC Use Only

______________________________________________________________________________
  4  Source of Funds **

______________________________________________________________________________
  5  Check Box if Disclosure of Legal Proceedings is
     Required Pursuant to Items 2(d) or 2(e)                       [ ]
______________________________________________________________________________
  6  Citizenship or Place of Organization
     Delaware
______________________________________________________________________________
Number of        7    Sole Voting Power
                      -0-
Shares           ________________________________________________________

Beneficially     8    Shared Voting Power
                      -0-
Owned By         _______________________________________________________

Each             9    Sole Dispositive Power
                      -0-
Reporting        _______________________________________________________

Person With      10   Shared Dispositive Power
                      -0-
_____________________________________________________________________________
 11  Aggregate Amount Beneficially Owned by Each Reporting Person
     -0-
_____________________________________________________________________________
 12  Check Box if the Aggregate Amount in Row (11)
     Excludes Certain Shares **                                    [ ]
_____________________________________________________________________________

 13  Percent of Class Represented by Amount in Row (11)
     0%
_____________________________________________________________________________
 14  Type of Reporting Person **
     PN
_____________________________________________________________________________
                 **  See Instructions Before Filling Out!

                                 13D
CUSIP No. 384556106
______________________________________________________________________________
  1  Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person
     Jonas Partners, L.P.
______________________________________________________________________________
  2  Check the Appropriate Box if a Member of a Group **     (a)   [ ]
                                                             (b)   [x]
______________________________________________________________________________
  3  SEC Use Only

______________________________________________________________________________
  4  Source of Funds **

______________________________________________________________________________
  5  Check Box if Disclosure of Legal Proceedings is
     Required Pursuant to Items 2(d) or 2(e)                       [ ]
______________________________________________________________________________
  6  Citizenship or Place of Organization
     Delaware
______________________________________________________________________________
Number of        7    Sole Voting Power
                      -0-
Shares           ________________________________________________________

Beneficially     8    Shared Voting Power
                      -0-
Owned By         _______________________________________________________

Each             9    Sole Dispositive Power
                      -0-
Reporting        _______________________________________________________

Person With      10   Shared Dispositive Power
                      -0-
_____________________________________________________________________________
 11  Aggregate Amount Beneficially Owned by Each Reporting Person
     -0-
_____________________________________________________________________________
 12  Check Box if the Aggregate Amount in Row (11)
     Excludes Certain Shares **                                    [ ]
_____________________________________________________________________________

 13  Percent of Class Represented by Amount in Row (11)
     0%
_____________________________________________________________________________
 14  Type of Reporting Person **
     PN
_____________________________________________________________________________
                 **  See Instructions Before Filling Out!

                                 13D
CUSIP No. 384556106
______________________________________________________________________________
  1  Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person
     William A. Ehrman
______________________________________________________________________________
  2  Check the Appropriate Box if a Member of a Group **     (a)   [ ]
                                                             (b)   [x]
______________________________________________________________________________
  3  SEC Use Only

______________________________________________________________________________
  4  Source of Funds **

______________________________________________________________________________
  5  Check Box if Disclosure of Legal Proceedings is
     Required Pursuant to Items 2(d) or 2(e)                       [ ]
______________________________________________________________________________
  6  Citizenship or Place of Organization
     Delaware
______________________________________________________________________________
Number of        7    Sole Voting Power
                      -0-
Shares           ________________________________________________________

Beneficially     8    Shared Voting Power
                      -0-
Owned By         _______________________________________________________

Each             9    Sole Dispositive Power
                      -0-
Reporting        _______________________________________________________

Person With      10   Shared Dispositive Power
                      -0-
_____________________________________________________________________________
 11  Aggregate Amount Beneficially Owned by Each Reporting Person
     -0-
_____________________________________________________________________________
 12  Check Box if the Aggregate Amount in Row (11)
     Excludes Certain Shares **                                    [ ]
_____________________________________________________________________________

 13  Percent of Class Represented by Amount in Row (11)
     0%
_____________________________________________________________________________
 14  Type of Reporting Person **
     IN
_____________________________________________________________________________
                 **  See Instructions Before Filling Out!

                                 13D
CUSIP No. 384556106
______________________________________________________________________________
  1  Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person
     Frederic Greenberg
______________________________________________________________________________
  2  Check the Appropriate Box if a Member of a Group **     (a)   [ ]
                                                             (b)   [x]
______________________________________________________________________________
  3  SEC Use Only

______________________________________________________________________________
  4  Source of Funds **

______________________________________________________________________________
  5  Check Box if Disclosure of Legal Proceedings is
     Required Pursuant to Items 2(d) or 2(e)                       [ ]
______________________________________________________________________________
  6  Citizenship or Place of Organization
     Delaware
______________________________________________________________________________
Number of        7    Sole Voting Power
                      -0-
Shares           ________________________________________________________

Beneficially     8    Shared Voting Power
                      -0-
Owned By         _______________________________________________________

Each             9    Sole Dispositive Power
                      -0-
Reporting        _______________________________________________________

Person With      10   Shared Dispositive Power
                      -0-
_____________________________________________________________________________
 11  Aggregate Amount Beneficially Owned by Each Reporting Person
     -0-
_____________________________________________________________________________
 12  Check Box if the Aggregate Amount in Row (11)
     Excludes Certain Shares **                                    [ ]
_____________________________________________________________________________

 13  Percent of Class Represented by Amount in Row (11)
     0%
_____________________________________________________________________________
 14  Type of Reporting Person **
     IN
_____________________________________________________________________________
                 **  See Instructions Before Filling Out!

                                 13D
CUSIP No. 384556106
______________________________________________________________________________
  1  Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person
     Frederic Ketcher
______________________________________________________________________________
  2  Check the Appropriate Box if a Member of a Group **     (a)   [ ]
                                                             (b)   [x]
______________________________________________________________________________
  3  SEC Use Only

______________________________________________________________________________
  4  Source of Funds **

______________________________________________________________________________
  5  Check Box if Disclosure of Legal Proceedings is
     Required Pursuant to Items 2(d) or 2(e)                       [ ]
______________________________________________________________________________
  6  Citizenship or Place of Organization
     Delaware
______________________________________________________________________________
Number of        7    Sole Voting Power
                      -0-
Shares           ________________________________________________________

Beneficially     8    Shared Voting Power
                      -0-
Owned By         _______________________________________________________

Each             9    Sole Dispositive Power
                      -0-
Reporting        _______________________________________________________

Person With      10   Shared Dispositive Power
                      -0-
_____________________________________________________________________________
 11  Aggregate Amount Beneficially Owned by Each Reporting Person
     -0-
_____________________________________________________________________________
 12  Check Box if the Aggregate Amount in Row (11)
     Excludes Certain Shares **                                    [ ]
_____________________________________________________________________________

 13  Percent of Class Represented by Amount in Row (11)
     0%
_____________________________________________________________________________
 14  Type of Reporting Person **
     IN
_____________________________________________________________________________
                 **  See Instructions Before Filling Out!

                                 13D
CUSIP No. 384556106
______________________________________________________________________________
  1  Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person
     Jonas Gerstl
______________________________________________________________________________
  2  Check the Appropriate Box if a Member of a Group **     (a)   [ ]
                                                             (b)   [x]
______________________________________________________________________________
  3  SEC Use Only

______________________________________________________________________________
  4  Source of Funds **

______________________________________________________________________________
  5  Check Box if Disclosure of Legal Proceedings is
     Required Pursuant to Items 2(d) or 2(e)                       [ ]
______________________________________________________________________________
  6  Citizenship or Place of Organization
     Delaware
______________________________________________________________________________
Number of        7    Sole Voting Power
                      -0-
Shares           ________________________________________________________

Beneficially     8    Shared Voting Power
                      -0-
Owned By         _______________________________________________________

Each             9    Sole Dispositive Power
                      -0-
Reporting        _______________________________________________________

Person With      10   Shared Dispositive Power
                      -0-
_____________________________________________________________________________
 11  Aggregate Amount Beneficially Owned by Each Reporting Person
     -0-
_____________________________________________________________________________
 12  Check Box if the Aggregate Amount in Row (11)
     Excludes Certain Shares **                                    [ ]
_____________________________________________________________________________

 13  Percent of Class Represented by Amount in Row (11)
     0%
_____________________________________________________________________________
 14  Type of Reporting Person **
     IN
_____________________________________________________________________________
                 **  See Instructions Before Filling Out!

     The Schedule 13D, initially filed on October 3, 1989, as amended, on behalf of (i) EGS Associates, L.P., a Delaware limited partnership ("EGS Associates"); (ii) EGS Partners, L.L.C., a Delaware limited liability company ("EGS Partners"), inclusive of EGS Overseas Fund Limited, a British Virgin Islands corporation ("EGS Overseas"); (iii) Bev Partners, L.P., a Delaware limited partnership ("BEV Partners"); (iv) Jonas Partners, L.P., a Delaware limited partnership ("Jonas Partners"); (v) William Ehrman, (vi) Frederic Greenberg, (vii) Frederick Ketcher, and (viii) Jonas Gerstl, relating to the common stock, $0.10 par value per share (the "Common Stock") issued by Graham Corporation, a Delaware corporation (the "Company"), is hereby amended by this Amendment No. 11 to the Schedule 13D as follows:

     Item 5 is hereby amended and restated in its entirety by the following:

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

     (a) As of the date hereof none of the Reporting Persons beneficially own any Common Stock.
     (c) The trading dates, number of shares of Common Stock purchased and price per share for all transactions in the Common Stock from the 60th day prior to October 25th, 1995 until October 31st, 1995, by EGS Associates, EGS Partners (excluding EGS Overseas), EGS Overseas, Bev Partners, Jonas Partners and Mr. Ehrman, are set forth in Schedules A, B, C, D, E, and F, respectively. All such transactions were open market transactions and were effected on the American Stock Exchange. During such period no other Reporting Person effected any transactions in the Common Stock.
     (e) The Reporting Persons ceased to be the beneficial owners of more than 5% of the Common Stock on October 25, 1995.

                               SIGNATURES

     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.
Dated:  November 2, 1995
                                       /s/ William Ehrman
                                       William Ehrman, individually and as
                                       general partner of each of EGS
                                       PARTNERS, L.L.C., EGS ASSOCIATES,
                                       L.P., BEV PARTNERS, L.P. and JONAS
                                       PARTNERS, L.P.


                                       /s/ Frederic Greenberg
                                       Frederic Greenberg, individually and
                                       as general partner of each of EGS
                                       PARTNERS, L.L.C., EGS ASSOCIATES,
                                       L.P., BEV PARTNERS, L.P. and JONAS
                                       PARTNERS, L.P.


                                       /s/ Frederick Ketcher
                                       Frederick Ketcher, individually and
                                       as general partner of each of EGS
                                       PARTNERS, L.L.C., EGS ASSOCIATES,
                                       L.P., BEV PARTNERS, L.P. and JONAS
                                       PARTNERS, L.P.


                                       /s/ William Ehrman
                                       William Ehrman, as Attorney-In-Fact
                                       for Jonas Gerstl, individually and
                                       as general partner of each of EGS
                                       PARTNERS, L.L.C., EGS ASSOCIATES,
                                       L.P., BEV PARTNERS, L.P. and JONAS
                                       PARTNERS, L.P.

                                Schedule A
                            EGS Associates, L.P.
                      Transactions in the Common Stock

                                                   Price Per Share
    Date of                 Number of                 (including
   Transaction        Shares Bought/(Sold)        Commissions, if any)


October 25, 1995            (26,590)                    11.45
October 26, 1995            (1,684)                     11.70

                                Schedule B
                            EGS Partners L.L.C.
                      (excluding EGS Overseas Fund Limited)
                         Transactions in the Common Stock

                                                  Price Per Share
    Date of                 Number of                (including
   Transaction        Shares Bought/(Sold)         Commissions, if any)


October 25, 1995            (21,591)                    11.45
October 26, 1995            (1,367)                     11.70

                                Schedule C
                            EGS Overseas Fund Limited
                         Transactions in the Common Stock

                                                  Price Per Share
    Date of                 Number of                (including
   Transaction        Shares Bought/(Sold)         Commissions, if any)


October 25, 1995            (9,928)                     11.45
October 26, 1995            (629)                       11.70

                                Schedule D
                            Bev Partners, L.P.
                         Transactions in the Common Stock

                                                   Price Per Share
    Date of                 Number of               (including
   Transaction        Shares Bought/(Sold)        Commissions, if any)


October 25, 1995            (20,042)                    11.45
October 26, 1995            (1,269)                     11.70

                                Schedule E
                            Jonas Partners, L.P.
                         Transactions in the Common Stock

                                                  Price Per Share
    Date of                 Number of                (including
   Transaction        Shares Bought/(Sold)         Commissions, if any)


October 25, 1995            (5,549)                     11.45
October 26, 1995            (351)                       11.70

                                Schedule F
                            William A. Ehrman
                         Transactions in the Common Stock

                                                  Price Per Share
    Date of                 Number of                (including
   Transaction        Shares Bought/(Sold)         Commissions, if any)


October 26, 1995            (400) *                     11.55
October 26, 1995            (1,100) **                  11.59
October 26, 1995            (3,200)                     11.59
October 26, 1995            (2,100) *                   11.55



______________________

*    Shares held in an account for the benefit of Mr. Ehrman's wife.

**   Shares held in an account for the benefit of Mr. Ehrman's daughter.